EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the  (a) the Registration Statement No. 333-192002 on Form S-8 of PEDEVCO Corp.; (b) Registration Statement No. 333-191869 on Form S-3 of PEDEVCO Corp.; (c) Registration Statement No. 333-201098 on Form S-8 of PEDEVCO Corp; (d) and Registration Statement No. 333-201099 on Form S-3 of PEDEVCO Corp. of our report dated April 30 , 2015 relating to the statements of revenues and direct operating expenses of oil and gas properties acquired from Golden Globe Energy (US), LLC by PEDEVCO Corp. and the notes thereto for the years ended December 31, 2014 and 2013 as described in the Current Report on Form 8-K/A dated April 30 , 2015.

/s/ GBH CPAs, PC

GBH CPAs, PC
Houston, Texas

April 30 , 2015